Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2024, relating to the financial statements of Phoenix Biotech Acquisition Corp. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, which appears in CERo Therapeutics Holdings, Inc.’s Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

December 9, 2024